Exhibit 3.1

CERTIFICATE OF AMENDMENT

of the

CERTIFICATE OF INCORPORATION

of

PARK ELECTROCHEMICAL CORP.

(Under Section 805 of the Business Corporation Law)

FIRST. The current name of the corporation is PARK ELECTROCHEMICAL CORP. The name under which it was originally formed is: Park Name Plate Inc.

SECOND. The date of filing of the certificate of incorporation with the Department of State is: March 31, 1954.

THIRD. The amendment effected by this certificate of amendment is as follows:

Paragraph First of the Certificate of Incorporation relating to the name of the corporation is amended in its entirety as follows:

“First: The name of the corporation is Park Aerospace Corp.”

FOURTH. The certificate of amendment was authorized by:

    X    The vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.

_____ The vote of the board of directors followed by the unanimous written consent of the holders of all outstanding shares.

X /s/ Stephen E. Gilhuley	Stephen E. Gilhuley
(signature)	(Name of Signer)

Executive Vice President –
Administration and Secretary
(Title of Signer)

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